PURCHASE, SALE AND SERVICE AGREEMENT
                             FOR PROPANE/BUTANE MIX
                              KING RANCH GAS PLANT


This Purchase, Sale and Service Agreement for Propane/Butane Mix ("AGREEMENT") is entered into effective as of October 1, 1999 by and between Exxon Company, U.S.A. (a division of Exxon Corporation), a New Jersey Corporation ("EXXON") and Penn Octane Corporation, a Delaware corporation "(POC").

                                    RECITALS

A. Exxon currently owns and operates the King Ranch Gas Plant which processes gas for the extraction of certain products, including propane and butane. Exxon desires to sell to POC a propane/butane mix produced at the Plant and to arrange for or provide to POC certain transportation, pumping and blending services. Exxon has agreed to install additional facilities and/or equipment at the Plant to enable Exxon to provide such pumping and blending services.

B. POC intends to enter into contracts with suppliers in the Corpus Christi area to purchase additional propane to deliver to the King Ranch Gas Plant for blending with Exxon's equity propane and butane.

C. Exxon Pipeline Company owns an idle twelve-inch (12") pipeline that runs from Corpus Christi to the King Ranch Gas Plant and has agreed with Exxon, under certain conditions set forth in this Agreement and in a separate agreement between Exxon and Exxon Pipeline Company, to make necessary modifications to this pipeline and to make this pipeline available for propane delivery service.

D. POC owns a terminal in Brownsville, Texas and holds a long term lease on a six-inch (6") pipeline (which is defined as the Ella-Brownsville Pipeline in Article 1) that runs from the King Ranch Gas Plant to its Brownsville terminal. POC desires to purchase a propane/butane mix from Exxon and to use this six-inch (6") pipeline to deliver such mix from the King Ranch Gas Plant to the Brownsville terminal.

E. POC is currently constructing a pipeline from POC's Brownsville terminal to a terminal that POC is also constructing in Matamoros, Mexico.

F. POC has entered into contracts to sell the propane/butane mix to Pemex and/or a group of LPG resellers in Northeast Mexico.

G. Exxon and POC desire to enter into this Agreement to document their agreements with respect to transportation, pumping and blending services to be provided directly or indirectly by Exxon and the terms and conditions under which Exxon will make capital investments in the Plant and contract with EPC to make capital investments and long term volume commitments, and under which Exxon will sell and POC will purchase the propane/butane mix.

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
                                   AGREEMENTS

Now, therefore, for and in consideration of the premises, mutual covenants, and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Exxon and POC hereby agree as follows:

                                    ARTICLE 1
                                   Definitions
                                   -----------

1.1     Definitions.     For the purposes of this Agreement, the following terms
        -----------
shall  have  the  designated  meanings  set  forth  below:

"AFFILIATE" shall mean an affiliated or subsidiary corporation or other legal entity that is owned or controlled by a Party or any affiliated or subsidiary corporation or other legal entity that is owned or controlled by its parent or related entity. As used in this definition, "owned or controlled by" means owns or holds the right to vote fifty percent (50%) or more of the stock of the entity. In the case of POC, the term "Affiliate" shall also include POC's affiliated entity, Penn Octane Mexico; any reference in this Agreement to Penn Octane Mexico shall include any successor entity.

"ALTERNATE DELIVERY POINT(S)" shall mean either the point of connection between the Plant and the Ella-Seadrift Pipeline at Ella-Seadrift Propane Meter #5 or the point of connection between the Plant and the Dean Pipeline at Dean Propane Meter #6, or both, as elected by POC pursuant to Section 5.2.

"ASTM"  shall  mean  the  American  Society  for  Testing  and  Materials.

"BARREL" shall mean a barrel of forty-two (42) United States gallons at sixty degrees Fahrenheit (60 F) and at equilibrium vapor pressure of the liquid.

"BUSINESS DAY" shall mean a calendar day exclusive of Saturdays, Sundays and legal holidays.

"BUTANE INDEX PRICE" shall mean the price determined monthly by calculating the simple arithmetic average of the non-TET low normal butane price for Mt. Belvieu for all days prices are published by OPIS during the applicable Delivery Month.

"CALENDAR YEAR" shall mean each twelve (12) month period beginning at 7:00 a.m., local time, on the first day of January and ending at 7:00 a.m., local time, on the first day of January of the next succeeding year.

"CCPL PROPANE METER #2" shall mean the custody transfer meter located at the point of connection from the CCPL to the Plant which is identified as Meter #2 on Exhibit "C". Such meter measures the POC Propane delivered to the Plant through the CCPL.

"CORPUS CHRISTI PIPELINE" or "CCPL" shall mean the twelve-inch (12") pipeline currently owned by EPC which generally runs from the Coastal Corporation meter station in Nueces County, Texas near the city of Corpus Christi to the inlet of the King Ranch Gas Plant.

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
"DAY" shall mean a period of twenty-four (24) consecutive hours commencing at 7:00 a.m., local time.

"DEAN PIPELINE" shall mean the six-inch (6") pipeline currently owned by Duke Energy NGL Services, Inc. which connects to the Plant and generally runs north from the Plant to Mt. Belvieu.

"DEAN PROPANE METER #6" shall mean the meter located at the point of connection from the Plant to the Dean Pipeline which is identified as Meter #6 on Exhibit "C". Such meter measures the Exxon Equity Propane delivered to the Dean Pipeline on an emergency basis.

"DELIVERY  DEFICIENCY  FEE"  shall  have  the  meaning set forth in Section 6.8.

"DELIVERY MONTH" shall mean a period of one (1) month commencing at 7:00 a.m., local time, on the first day of a calendar month and ending at 7:00 a.m., local time, on the first day of the next succeeding month.

"DELIVERY POINT" shall mean the point of connection between the outlet of the Plant shipping station and the Ella-Brownsville Pipeline.

"DELIVERY WEEK" shall mean a period of one (1) week commencing at 7:00 a.m., local time, on each Monday and ending at 7:00 a.m., local time, on Monday of the next succeeding week.

"EFFECTIVE  DATE"  shall  mean  October  1,  1999.

"ELLA-BROWNSVILLE PIPELINE" shall mean the six-inch (6") pipeline currently owned by Union Carbide Company and leased to POC which generally runs from the Plant to the POC terminal located in Brownsville, Texas.

"ELLA-BROWNSVILLE PIPELINE CAPACITY" shall mean the maximum capacity from time to time available in the Ella-Brownsville Pipeline. As of the Effective Date, the maximum capacity is sixteen thousand Barrels per day (16kbd) at a pressure of one thousand seven hundred fifty (1750) Psig.

"ELLA-SEADRIFT PIPELINE" shall mean the eight-inch (8") pipeline currently owned by Union Carbide Company which generally runs from the Plant to the Markham Dome storage facility.

"ELLA-SEADRIFT PROPANE METER #3" shall mean the meter located at the point of connection from the Ella-Seadrift Pipeline to the Plant which is identified as Meter #3 on Exhibit "C". Such meter measures the POC Propane delivered to the Plant on an emergency basis.

"ELLA-SEADRIFT PROPANE METER #5" shall mean the meter located at the point of connection from the Plant to the Ella-Seadrift Pipeline which is identified as Meter #5 on Exhibit "C". Such meter measures the Exxon Equity Propane delivered to the Ella-Seadrift Pipeline on an emergency basis.

"EPC" shall mean Exxon Pipeline Company, a wholly owned subsidiary of Exxon Corporation.

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
"EPC TARIFF" shall mean the Exxon Pipeline Company Texas RRC Tariff No. 494 for the Corpus Christi Pipeline on file from time to time with the Texas Railroad Commission or other regulatory body having jurisdiction over the Corpus Christi Pipeline pursuant to which propane is transported for shippers.

"EXXON EQUITY BUTANE" shall mean the volume of butane produced at the Plant which is owned or controlled by Exxon and which meets the specifications set forth in Exhibit "A".

"EXXON EQUITY PRODUCT" shall mean the portion of the Mix produced at the Plant consisting of (a) the volume of Exxon Equity Propane measured at Plant Propane Meter #1, (b) the volume of Exxon Equity Propane measured at Ella-Seadrift Propane Meter #5 or Dean Propane Meter #6, or both, if POC elects to receive propane at the Alternate Delivery Points, and (c) the volume of Exxon Equity Butane measured at Plant Butane Meter #4. The term "Exxon Equity Product" shall specifically exclude POC Propane.

"EXXON EQUITY PROPANE" shall mean the volume of propane produced at the Plant which is owned or controlled by Exxon and which meets the specifications set forth in Exhibit "A".

"GALLON" shall mean a United States gallon of two hundred thirty one (231) cubic inches of liquid at sixty degrees Fahrenheit (60 F) and at the equilibrium vapor pressure of the liquid.

"KB"  shall  mean  one  thousand  Barrels.

"KBD"  shall  mean  thousand  Barrels  per  day.

"LPG"  shall  mean  liquefied  petroleum  gas.

"MATAMOROS AVERAGE MIX PRICE" shall mean the average of all Matamoros-into-truck or tank-car wholesale prices (indexed to Mt. Belvieu and expressed in United States dollars) included in term contracts of one (1) year or longer between POC (or its Affiliate, Penn Octane Mexico) and its LPG resellers in Northeast Mexico for deliveries of Mix FOB Matamoros. Contracts for delivery of Mix under terms other than FOB Matamoros shall be included in the calculation of the Matamoros Average Mix Price; provided, however, the actual transportation costs from Matamoros to the delivery point and the actual costs of operating any terminal at remote delivery points, if any, shall be deducted from such contract prices.

"MAXIMUM DELIVERY VOLUME" shall mean a volume for a particular time period equal to the difference between the Ella-Brownsville Pipeline Capacity for such period and the sum of the Exxon Equity Propane measured at Plant Propane Meter #1 during such period and the Exxon Equity Butane measured at Plant Butane Meter #4 during such period. Expressed as a formula: Maximum Delivery Volume =
Ella-Brownsville  Pipeline  Capacity  -  (Exxon  Equity  Propane  + Exxon Equity
Butane).

"MB"  shall  mean  one  million  Barrels.

"METER" shall mean, as applicable, any one or a combination of the following meters, each of which is more particularly defined in this Agreement and identified on Exhibit "C" by the corresponding meter number:

     Plant  Propane  Meter  #1
     CCPL  Propane  Meter  #2
     Ella-Seadrift  Propane  Meter  #3
     Plant  Butane  Meter  #4
     Ella-Seadrift  Propane  Meter  #5
     Dean  Propane  Meter  #6

"MINIMUM  DELIVERY  VOLUME"  shall  have  the  meaning set forth in Section 4.5.

"MINIMUM  PURCHASE  VOLUME"  shall  have  the  meaning set forth in Section 5.2.

"MIX" shall mean a blend of approximately _________ propane and _________ butane meeting the quality specifications set forth in Exhibit "A". The term "Mix" includes Exxon Equity Propane, Exxon Equity Butane, and POC Propane.

"MT. BELVIEU" shall mean that industry natural gas liquids fractionation, storage and distribution area located on the Barbers Hill salt dome in Chambers County, Texas, and commonly referred to in the industry as "Mt. Belvieu".

"MT. BELVIEU PRICE DIFFERENTIAL" shall mean the amount by which (a) the Matamoros Average Mix Price exceeds (b) the composite of the Propane Index Price and the Butane Index Price included in a mix of ________% propane/butane. Expressed as a formula: Mt. Belvieu Price Differential = Matamoros Average Mix Price - [(Propane Index Price x ___) + (Butane Index Price x ___)].

"OPIS"  shall  mean  Oil  Price  Information  Service.

"PARTY"  shall  mean  either  Exxon  or  POC.

"PARTIES"  shall  mean  collectively,  Exxon  and  POC.

"PIPELINE DELIVERY FEE" shall mean the fee which POC shall pay to Exxon for the transportation of POC Propane on the CCPL from the Receipt Point(s) to the Plant. The Pipeline Delivery Fee shall be calculated pursuant to Section 6.5.

"PLANT" or "KING RANCH GAS PLANT" shall mean the King Ranch gas plant currently owned by Exxon and located in Kleburg County, Texas.

"PLANT BUTANE METER #4" shall mean the meter identified as Meter #4 on Exhibit "C" which measures the volume of Exxon Equity Butane included in the Exxon Equity Product."

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
PLANT PROPANE METER #1" shall mean the meter identified as Meter #1 on Exhibit "C" which measures a portion of the volume of Exxon Equity Propane included in the Exxon Equity Product.

"POC PROPANE" shall mean the total volume of propane delivered by POC and received by Exxon at the Plant as measured at CCPL Propane Meter #2 and, on an emergency basis, at Ella-Seadrift Meter #3.

"PRODUCT FEE" shall mean the fee which POC shall pay to Exxon for the Exxon Equity Product delivered, as calculated pursuant to Section 6.2.

"PRODUCT PRICE" shall mean the price on which the Product Fee is calculated. The "Product Price" shall be based on the Propane Index Price and the Butane Index Price, subject to decreases for discounts pursuant to Section 6.2(a) and increases for premiums pursuant to Section 6.2(b). The "Product Price" is subject to a one-time redetermination pursuant to Section 6.3.

"PROPANE INDEX PRICE" shall mean the propane price determined monthly by calculating the simple arithmetic average of the non-TET propane price for Mt. Belvieu for all days prices are published by OPIS during the applicable Delivery Month.

"PUMPING AND BLENDING FEE" shall mean the fee which POC shall pay to Exxon for the pumping and blending services provided pursuant to this Agreement. The
Pumping  and  Blending  Fee  shall  be  calculated  pursuant  to  Section  6.6.

"PUMPING  AND  BLENDING  DEFICIENCY  FEE"  shall  have  the meaning set forth in
Section  6.7.

"PUMPING  AND  BLENDING  MINIMUM  VOLUME"  shall  have  the meaning set forth in
Section  4.2.

"PURCHASE  DEFICIENCY  FEE"  shall  have  the  meaning set forth in Section 6.9.

"PSIG"  shall  mean  pounds  per  square  inch,  gauge.

"RECEIPT POINT(S)" shall mean the custody transfer meter or meters generally located near EPC's Viola Pump Station in Nueces County, Texas for each supplier with which POC contracts to purchase propane for shipment in the CCPL, which meters are owned or operated, or both, by POC or its suppliers.

"TERM"  shall  have  the  meaning  set  forth  in  Section  2.1.

                                    ARTICLE 2
                                      Term
                                      ----

     2.1     Term     The  initial  term of this Agreement shall commence on the
             ----
Effective Date and shall continue through September 30, 2009. This Agreement shall thereafter automatically be renewed on a year-to-year basis until written notice of termination is given by either Party at least twelve (12) months prior to the end of the initial term or any subsequent renewal term. The initial term of this Agreement, as renewed from time to time, shall be referred to as the "TERM".

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
     2.2     Termination     POC  agrees  that  Exxon is not required to operate
             -----------
the Plant solely for the purpose of blending or delivering Mix. If at any time during the Term Exxon elects not to continue operations of the Plant for any reason, including without limitation a determination, in Exxon's sole discretion, that operation of the Plant has become uneconomical, then Exxon may terminate this Agreement effective on the date the Plant ceases operations by providing written notice to POC at least six (6) months in advance. If, prior to the time Exxon is required to give such notice, Exxon determines that it may cease operations of the Plant, Exxon will make a good faith attempt to verbally advise POC of such determination.

                                    ARTICLE 3
                              Conditions Precedent
                              --------------------

3.1     Conditions  Precedent to Exxon's Obligations          The obligations of
        --------------------------------------------
Exxon to provide or arrange for transportation, pumping and blending services under this Agreement are expressly made subject to the following conditions precedent:

     (a)     Corpus  Christi  Pipeline     Exxon  shall  contract  with  EPC  to
             -------------------------
recommission the idle CCPL for propane delivery service with a minimum operating capacity of _____________________ Barrels per day (_____bd). Exxon's contract with EPC shall include a provision that EPC will file a bi-directional tariff between the Plant and Corpus Christi of ___________ ($_____) per Barrel. If for any reason (i) the EPC Tariff is not approved for ______________ ($ ______) and if the Parties are unable to agree upon another mutually acceptable amount for the EPC Tarriff, (ii) EPC is unable to obtain rights-of-way or permits for the CCPL, or (iii) the hydrotest of the CCPL indicates that EPC will not be able to recommission such line at a total cost of ___________________ dollars
($______________) or less, Exxon shall have the right to terminate the provisions of Article 4 of this Agreement upon giving POC written notice of termination, in which event POC's corresponding obligations to pay the Pipeline Delivery Fee under Section 6.5, the Pumping and Blending Fee under Section 6.6, the Pumping and Blending Deficiency Fee under Section 6.7, and the Delivery Deficiency Fee under Section 6.8 shall also be terminated. The remainder of the Agreement shall continue in full force and effect.

     (b)     Plant  Shipping  Station Modifications          Exxon shall, at its
             --------------------------------------
sole cost and expense, install additional facilities and/or equipment at the Plant sufficient to give the Plant the capacity to (i) receive up to ______________Barrels per day (____bd) of propane from the CCPL, (ii) blend POC Propane, Exxon Equity Propane, and Exxon Equity Butane into Mix, and (iii) deliver a minimum of _________________Barrels per day (___bd) of Mix into the Ella-Brownsville Pipeline at a pressure not to exceed one thousand seven hundred fifty (1750) Psig.

     (c)     Extension  of  Time  Timing for recommisioning  the idle CCPL under
             -------------------
Section 3.1(a) and for modifications of the Plant under Section 3.1(b) is targeted for October 1, 1999, however, such date may be extended if any delay is a result of delayed right-of-way acquisition or other matters which are not reasonably within the control of Exxon or EPC or if otherwise mutually agreed by the Parties. If the recommissioning of the CCPL and the Plant modifications are not completed and operational by October 1, 1999, then the obligations of the Parties under Article 4 (and POC's corresponding payment obligations under Sections 6.5, 6.6, 6.7 and 6.8) shall be suspended until the Day on which the CCPL and Plant modification work is completed and operational. No such extension shall suspend or otherwise affect any obligations under Article 5 or any other provision of this Agreement.

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
                                    ARTICLE 4
                Pumping, Blending and Pipeline Delivery Services
                ------------------------------------------------

4.1     Pumping  and  Blending  Services
        --------------------------------

The Parties acknowledge that as part of its normal Plant operations, Exxon will produce Exxon Equity Propane and Exxon Equity Butane, which products will be used in the process of blending Mix. POC shall acquire and deliver to Exxon POC Propane in accordance with Section 4.3 below. Exxon shall provide sufficient Exxon Equity Butane at the Plant to convert the POC Propane received from the CCPL and the Ella-Seadrift Pipeline to Mix specifications. Exxon shall blend Exxon Equity Propane and POC Propane, as applicable, with Exxon Equity Butane at the Plant into Mix in accordance with the specifications set forth in Exhibit "A" and shall pump such Mix into the Ella-Brownsville Pipeline; provided, however, Exxon shall not be obligated to deliver Mix at a rate or pressure which would result in deliveries at either a pressure in excess of one thousand seven hundred fifty (1750) Psig or at a rate in excess of _______________ Barrels per day (____bd). It is understood and agreed that Exxon Equity Propane shall have first priority over POC Propane for blending and that Exxon shall utilize all Exxon Equity Propane before accepting POC Propane for blending.

4.2     Pumping  and  Blending  Minimum  Volume     During  each  of the periods
        ---------------------------------------
designated below, POC agrees to deliver for blending and pumping by Exxon, and Exxon agrees to receive and to provide the blending and pumping services for, the following minimum total volumes of POC Propane ("PUMPING AND BLENDING MINIMUM VOLUME"):

     (a)     During the Calendar Year 2000, _________________ Barrels (______b);
and

     (b) During the Calendar Year 2001 and during each Calendar Year through the remainder of the Term, ________________ Barrels (____ Mb) per Calendar Year.

If the Term expires or is terminated on a Day other than the last Day of a Calendar Year, the Pumping and Blending Minimum Volume shall be prorated on a twelve (12) month basis. If POC fails to deliver the Pumping and Blending Minimum Volume for any applicable period, then POC shall pay to Exxon the Pumping and Blending Deficiency Fee in accordance with Section 6.7.

4.3     POC  Propane  Receipts     POC shall contract with third party suppliers
        ----------------------
in the Corpus Christi area to purchase propane from time to time in sufficient quantities to enable POC to meet its Minimum Delivery Volume obligations under
Section 4.5. The maximum volume of POC Propane which Exxon is obligated to receive from time to time during the Term shall be ninety percent (90%) of the Maximum Delivery Volume. The Parties acknowledge that the volume of POC Propane accepted by Exxon will vary periodically based on the amount of Exxon Equity Propane produced at the Plant. Exxon will provide to POC on or before the fifth
(5th)  Business  Day  before  each  Delivery  Month  its monthly projections for

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
production rates of Exxon Equity Propane and Exxon Equity Butane. The monthly projections are only intended to reflect expected operations at the Plant and shall not be construed as binding upon the Parties. The Parties will, from time to time, agree upon mutually acceptable operating procedures for communicating any routine or emergency changes in or variations from these projected monthly propane and butane production rates.

4.4     Pipeline  Delivery Services     Exxon, under separate contract with EPC,
        ---------------------------
shall arrange for receipt and transportation of up to _____________ Barrels per day (___bd) of POC Propane into the CCPL. Exxon shall pay to EPC the applicable EPC Tariff for the volumes of POC Propane transported on the CCPL, and POC shall pay to Exxon the applicable Pipeline Delivery Fee. POC agrees to deliver to EPC the POC Propane at the Receipt Point(s), and upon each delivery, POC represents and warrants to Exxon and EPC that (a) POC owns or controls the propane so delivered or otherwise has the right to deliver the propane for shipment and blending, and (b) the propane so delivered is in compliance with the specifications set forth in the EPC Tariff. Custody of the POC Propane shall transfer to EPC at the Receipt Point(s); however, title and risk of loss and damage to the POC Propane shall remain with POC. POC hereby agrees to comply with all of the terms and provisions of any EPC Tariff in effect from time to time during the Term.

4.5     Minimum Delivery Volume     During each of the periods designated below,
        -----------------------
POC agrees to deliver for transport on the CCPL, and Exxon agrees to arrange for the receipt and transport of, the following minimum total volumes of POC Propane ("MINIMUM DELIVERY VOLUME"):

     (a) During the fourth quarter of 1999, `a total volume of _______________ Barrels (____b);

(b)     During  the  Calendar Year 2000, _____________________ Barrels (______b)
at the following quarterly rates: during the first quarter, ______________________ Barrels (____b); during the second quarter,
_____________________  Barrels  (_____b);  during  the  third  quarter,
_________________  Barrels  (_____b);  and  during  the  fourth  quarter,
________________  Barrels  (_____b);  and

(c) During the Calendar Years 2001 through 2004, __________________ Barrels (_____b) per Calendar Year.

If the Term expires or is terminated on a Day other than the last Day of a Calendar Year, the Minimum Delivery Volume shall be prorated on a twelve (12) month basis. If POC fails to deliver the Minimum Delivery Volume for any applicable period, then POC shall pay to Exxon the Delivery Deficiency Fee in accordance with Section 6.8.

4.6     Minimum  Volume  Credits
        ------------------------

     (a)     Minimum  Delivery Volume     Any volume of POC Propane delivered in
             ------------------------
excess of the Minimum Delivery Volume for a particular period shall be carried forward as a credit towards the Minimum Delivery Volume for the next succeeding period. If POC makes POC Propane available at the Receipt Point(s) and Exxon or EPC limits propane receipts from POC in accordance with Section 4.8, then the total volume so limited shall be credited to POC's Minimum Delivery Volume as if the propane volume had actually been transported. In addition, if for any reason the Maximum Delivery Volume calculated for a particular period is less than the Minimum Delivery Volume for the corresponding period, then a volume equal to the positive difference, if any, between the Minimum Delivery Volume and the Maximum Delivery Volume shall be credited to POC's Minimum Delivery Volume for such period as if the propane volume had actually been transported.

(b)     Pumping  and  Blending  Minimum  Volume     Any  volume  of  POC Propane
        ---------------------------------------
delivered in excess of the Pumping and Blending Minimum Volume for a particular period shall be carried forward as a credit towards the Pumping and Blending Minimum Volume for the next succeeding period. If POC makes POC Propane available at the Receipt Point(s) and Exxon or EPC limits propane receipts from POC in accordance with Section 4.8, then the total volume so limited shall be credited to POC's Pumping and Blending Minimum Volume as if the propane volume had actually been transported. In addition, if for any reason ninety percent (90%) of the Maximum Delivery Volume calculated for a particular period is less than the Pumping and Blending Minimum Volume for the corresponding period, then a volume equal to the positive difference, if any, between the Pumping and Blending Minimum Volume and ninety percent (90%) of the Maximum Delivery Volume shall be credited to POC's Pumping and Blending Minimum Volume for such period as if the propane volume had actually been transported.

4.7     Third  Party Suppliers          Either POC or its third party suppliers,
        ----------------------
at no cost to Exxon or EPC, shall provide the necessary connections to the CCPL in a manner acceptable to and approved by EPC, and shall provide metering and delivery pressure necessary to deliver propane to the Plant at a pressure of five hundred (500) Psig. Exxon or EPC shall provide CCPL Propane Meter #2, which meter will be used for measurement and calculation of the Pipeline Delivery Fee and the Pumping and Blending Fee (for the portion of the POC Propane received from the CCPL). On an emergency basis, POC may deliver POC Propane to Exxon on the Ella-Seadrift Pipeline. Any such emergency deliveries shall be made at a minimum pressure of five hundred (500) Psig. POC shall advise the Plant's foreman for product receipts by telephone prior to any emergency deliveries. Exxon shall provide Ella-Seadrift Propane Meter #3, which meter will be used for measurement and calculation of the Pumping and Blending Fee for the portion of the POC Propane received from the Ella-Seadrift Pipeline. Both CCPL Propane Meter #2 and Ella-Seadrift Propane Meter #3 may be used by POC as check meters for its third party propane receipts. POC shall be responsible for resolving any metering disputes and any product quality issues with its third party suppliers on propane volumes delivered to the Plant on the CCPL and the Ella-Seadrift Pipeline. Any allocations of receipts from such suppliers shall be the sole responsibility of POC.

4.8     Exxon's  Reservation     Exxon  expressly  reserves the right to utilize
        --------------------
its contracted capacity on the CCPL to transport Exxon Equity Propane on the CCPL from the Plant to Corpus Christi to respond to emergency Plant operating requirements which may result from the loss of other pipeline outlets for propane, or from any other event which may limit Exxon's ability to deliver the Plant's full Exxon Equity Propane or Exxon Equity Product production from the Plant. Exxon shall advise POC as soon as reasonably possible of the occurrence of any such events. Exxon shall have no liability whatsoever to POC or to any third party for the exercise of the rights expressly reserved in this Section 4.8.

                                    ARTICLE 5
                            Purchase and Sale of Mix
                            ------------------------

5.1     Product  and  Quantity          Subject  to  the limitations and further
        ----------------------
obligations set forth in this Article 5, Exxon agrees to sell and deliver to POC and POC agrees to purchase and receive from Exxon, ________ volume of Exxon Equity Product produced at the Plant which Exxon has the right to sell at any given time during the Term up to a maximum volume of ____________ Barrels per day (____bd). Exxon will communicate to POC by telephone with as much advance notice as is reasonably practical of any changes in projected Exxon Equity Propane and Exxon Equity Butane production rates. Exxon is not obligated to sell or deliver a volume of Exxon Equity Product that exceeds ____________ (____%) of its owned and/or controlled share of Exxon Equity Product produced at the Plant; and POC is not obligated to purchase Exxon Equity Product in excess of its Mix sales into Mexico, except as expressly provided in Section 5.2 below. Under no circumstances shall Exxon's obligations under this Agreement be construed as requiring Exxon to purchase or acquire any propane or butane from any third party source.

5.2     POC  Minimum Purchase Obligation          For each Delivery Month during
        --------------------------------
the Term, POC agrees to purchase and receive, or pay for, if available for delivery to POC but not taken, a daily volume of Exxon Equity Product (the "MINIMUM PURCHASE VOLUME") in an amount equal to the lesser of (a) _______________ Barrels per day (___bd) or (b) ____________ (____%) of Exxon's
owned and/or controlled share of Exxon Equity Product (expressed in Barrels). POC will communicate by telephone to the Plant's foreman for product shipments each morning any routine or emergency variations from its normal receipt schedules at the Delivery Point. If for any reason POC cannot accept delivery of the Minimum Purchase Volume at the Delivery Point, POC may elect to make alternate arrangements for receipt of the Exxon Equity Propane purchased by POC at the Alternate Delivery Point(s). Any volume of Exxon Equity Propane purchased by POC and received at the Alternate Delivery Point(s) shall be credited towards the Minimum Purchase Volume. POC shall promptly advise the Plant's foreman for product shipments by telephone and in writing (within 24 hours) as to its election for use of the Alternate Delivery Point(s). If POC fails to so advise Exxon, Exxon shall have the right, but not the obligation, to arrange for alternate disposition of the Exxon Equity Propane, and POC shall reimburse Exxon for all costs of such disposition pursuant to Section 6.9. Exxon will use good faith efforts to minimize such alternate disposition costs.

5.3     Mix  Delivery;  Title
        ---------------------

     (a)     Delivery  Point          Exxon,  or Exxon's designee, shall deliver
             ---------------
the Mix by pipeline at the Delivery Point. Title to (other than POC Propane to which POC retains title), and risk of all loss of or damage to, the Mix shall pass to POC at the Delivery Point, at which time POC shall be deemed to be in possession and control of such Mix. Deliveries of Mix shall be made at a reasonably constant rate and at a pressure sufficient to enter the Ella-Brownsville Pipeline against the working pressure in the pipeline, as such pressure may vary from time to time; provided, however, Exxon shall not be obligated to deliver Mix at a rate or pressure which would result in deliveries at a pressure in excess of one thousand seven hundred fifty (1750) Psig or at a rate in excess of twenty thousand Barrels per day (20kbd).

(b)     Alternate  Delivery  Point(s)     If  POC  elects  to  make  alternative
        -----------------------------
arrangements for disposition of Exxon Equity Propane pursuant to Section 5.2, Exxon, or Exxon's designee, shall deliver the Exxon Equity Propane at the applicable Alternate Delivery Point(s). Title to and risk of all loss of or damage to the Exxon Equity Propane shall pass to POC at the applicable Meter, at which time POC shall be deemed to be in possession and control of such Exxon Equity Propane. Deliveries of Exxon Equity Propane shall be made at a reasonably constant rate and at a pressure sufficient to enter the applicable pipeline against the working pressure in the pipeline, as such pressure may vary from time to time; provided, however, Exxon shall not be obligated to deliver Exxon Equity Propane at a pressure in excess of one thousand one hundred (1100) Psig.

5.4     Specifications          The  specifications of the Exxon Equity Propane,
        --------------
Exxon Equity Butane and the Exxon Equity Product delivered and received shall conform with the specifications set forth in Exhibit "A", as the same may be amended from time to time by mutual agreement of the Parties or by change in Mix specifications implemented by any applicable regulatory agency in Mexico. Provided, however, with POC's prior written consent, Exxon Equity Butane may exceed _________ (____%) (liquid volume) of the propane component of the Exxon Equity Mix delivered.

5.5     Measurement  and  Sampling     Measurement,  testing,  sampling,  and
        --------------------------
analysis of the Exxon Equity Propane and Exxon Equity Butane delivered to POC shall be performed in accordance with Exhibit "B".

5.6     Exxon  Warranty     Exxon  warrants  that  at  the time of delivery, the
        ---------------
Exxon Equity Propane and Exxon Equity Butane included in the Mix will conform to the specifications set forth in Exhibit "A" (as amended or varied pursuant to Section 5.4). Exxon expressly disclaims any warranty as to whether the POC Propane included in the Mix conforms to the specifications set forth in the EPC Tariff or in Exhibit "A" (as amended or varied pursuant to Section 5.4). EXXON MAKES NO OTHER WARRANTIES UNDER THIS AGREEMENT AND EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE MIX DELIVERED UNDER THIS AGREEMENT.

                                    ARTICLE 6
                     Fees and Compensation; Deficiency Fees
                     --------------------------------------

6.1     Compensation          As  full  consideration  for  Exxon's  pumping,
        ------------
blending and delivery services and the sale and delivery of Mix to POC pursuant to this Agreement, POC shall pay to Exxon in accordance with the provisions of this Agreement, the following: (a) the Product Fee; (b) the Pipeline Delivery Fee; (c) the Pumping and Blending Fee; (d) the Pumping and Blending Deficiency Fee, if applicable; (e) the Delivery Deficiency Fee, if applicable; and (f) the Purchase Deficiency Fee, if applicable.

6.2     Product  Fee     For  the Exxon Equity Product delivered to POC pursuant
        ------------
to this Agreement, POC shall pay to Exxon a Product Fee in an amount equal to the sum of the following: (a) the product of the total volume of Exxon Equity Propane (expressed in Gallons) delivered each Delivery Week (as measured at Plant Propane Meter #1 or at Ella-Seadrift Propane Meter #5 or Dean Propane Meter #6, or both, as applicable, if POC elects Alternate Delivery Point(s)) and the Propane Index Price, adjusted for discounts or premiums, as appropriate, and
(b) the product of the total volume of Exxon Equity Butane (expressed in Gallons) delivered each Delivery Week (as measured at Plant Butane Meter #4) and the Butane Index Price, adjusted for discounts or premiums, as appropriate.

Expressed as a formula: Product Fee = (Exxon Equity Propane x adjusted Propane Index Price) + (Exxon Equity Butane x adjusted Butane Index Price).

     (a)     Product  Price Discount     Price discounts shall be applied to the
             -----------------------
Propane Index Price and the Butane Index Price on Exxon Equity Propane and Exxon Equity Butane delivered to POC at the Delivery Point (and Exxon Equity Propane delivered to the Alternate Delivery Point(s)) as follows: (i) During the period commencing on the Effective Date and ending September 30, 2000, a discount of _______ ($ _____) per Gallon shall apply, (ii) after September 30, 2000 and for the remainder of the Term, ______discount shall apply.

     (b)     Product  Price Premium     POC has complete discretion with respect
             ----------------------
to the identity of its customers and the prices and terms under which it sells Mix to Pemex or its LPG resellers. Provided, however, when the Mt. Belvieu Price Differential equals or exceeds _________ ($_____) per Gallon, a price premium shall be added to the Propane Index Price and the Butane Index Price for Exxon Equity Propane and Exxon Equity Butane delivered to POC at the Delivery
Point (and to Exxon Equity Propane delivered to the Alternate Delivery Point(s)). The amount of such price premium shall be the lesser of (i) _________ ($_____) per Gallon, or (ii) the amount of the positive difference between the Mt. Belvieu Price Differential and ____________ ($______) per
Gallon. The Product Price premium for each Calendar Year will be determined in January of such Calendar Year and added to the weekly Product Fee for the Calendar Year, commencing on the first day of January in which such premium is determined.

     (c)     Calculation  Adjustments     For purposes of determining the volume
             ------------------------
of Exxon Equity Propane for calculating compensation, a volume of ethane not to exceed two percent (2%) (liquid volume) of the propane shall be treated as propane. For purposes of determining the volume of Exxon Equity Butane for calculating compensation, heavier hydrocarbon components in the Exxon Equity Butane shall be treated as normal butane. Any of the following components included in either Exxon Equity Butane or Exxon Equity Propane shall be excluded from the volumes for calculating compensation: (i) ethane in excess of two percent (2%) (liquid volume) of the propane; (ii) carbon dioxide in excess of one half percent (0.5%) of the ethane; (iii) methane; and (iv) other inert contents.

     (d)     Provisional  Pricing     As  provided  in  Section 7.1, Exxon shall
             --------------------
invoice POC for Exxon Equity Product deliveries on a weekly basis. For purposes of weekly invoicing, a provisional Butane Index Price and Propane Index Price shall be developed for each Delivery Month by using the OPIS low non-TET price for propane and normal butane on the first Business Day of each Delivery Month. At the end of each Delivery Month, the actual pricing calculation provided in the definitions of "Butane Index Price" and "Propane Index Price" shall be used to adjust the Exxon Equity Product pricing for the Delivery Month, as appropriate, and the adjustment will be reflected in the next weekly invoice.

     (e)     OPIS  Changes          If  the  reference  prices  set forth in the
             -------------
definitions of "Butane Index Price" and "Propane Index Price" for any reason cease to be published by OPIS or if OPIS is discontinued, then the successor reference prices or publication accepted by industry shall be used. In the absence of a successor, POC and Exxon shall develop a mutually agreeable pricing mechanism for propane and butane that enables calculation of an index price that is closely comparable to that price index previously used. If the Parties are unable, after the use of reasonable efforts, to agree upon the pricing mechanism, then the matter shall be submitted to binding arbitration pursuant to
Article  19.

6.3     Product  Price  Redetermination     If, on or after January 1, 2005, the
        -------------------------------
Mt. Belvieu Price Differential is greater than or less than ____________ ($_____) per Gallon by more than ________ ($______) per Gallon, then either Party may request a redetermination of the Product Price by delivering written notice to the other Party at any time after January 1, 2005 but prior to July 1, 2005. Promptly after giving such notice, the Parties shall commence negotiations in good faith towards agreement on a new Product Price. The term "good faith" shall mean the honest statement of facts along with each Party's bargaining position at that time, but in no event shall either Party be required to act in the best interest of the other Party. The redetermined Product Price shall become effective as of January 1, 2005 and shall continue in effect for the balance of the Term. If the Parties are unable to reach agreement within ninety (90) Days of the date of the requesting Party's notice requesting redetermination, then the new Product Price will be submitted to binding arbitration pursuant to Article 19. The maximum increase or decrease in the Product Price resulting from the price redetermination shall be ______ ($____ per Gallon.

6.4     Delivery of Information     POC shall provide to Exxon in writing, on or
        -----------------------
before the fifteenth (15th) of January of each Calendar Year, documentation evidencing the average of all Matamoros-into-truck or tank-car wholesale prices included in term contracts in effect as of January 1 of such year, on which contracts the Matamoros Average Mix Price will be calculated. Exxon shall have the right pursuant to Section 7.2 to audit all books and records of POC (or its Affiliate, Penn Octane Mexico) relating to reseller Mix sales in order to verify the Mt. Belvieu Price Differential.

6.5     Pipeline  Delivery  Fee     For the transportation services arranged for
        -----------------------
or provided to POC by Exxon pursuant to this Agreement, POC shall pay to Exxon, on a weekly basis, a Pipeline Delivery Fee in an amount equal to the product of
(a) the volume recorded on CCPL Propane Meter #2 each Delivery Week and (b) the amount of the cents per Barrel charge included in the EPC Tariff in effect at the applicable time. If at any time during the Term the amount of the EPC Tariff is revised, then the cents per Barrel charge on which the Pipeline Delivery Fee is calculated will be increased or decreased accordingly. If the amount of the EPC Tariff exceeds _________ ($_____) per Barrel, then POC shall have the right to terminate the provisions of Article 4 of this Agreement upon giving Exxon written notice of termination, in which event POC's corresponding obligations to pay the Pipeline Delivery Fee under Section 6.5, the Pumping and Blending Fee under Section 6.6, the Pumping and Blending Deficiency Fee under
Section 6.7, and the Delivery Deficiency Fee under Section 6.8 shall also be terminated. The remainder of the Agreement shall continue in full force and effect. Provided, however, if Exxon agrees to absorb any amount of the EPC Tariff in excess of ___________ ($_____) per Barrel, then POC shall not have the right to terminate pursuant to this Section 6.5.
6.6     Pumping  and  Blending  Fee     For  the  pumping  and blending services
        ---------------------------
provided pursuant to this Agreement, POC shall pay to Exxon, on a weekly basis, a Pumping and Blending Fee in an amount equal to the product of _______________ ($ ______) per Barrel and one hundred ten percent (110%) of the volume recorded on CCPL Propane Meter #2 and Ella-Seadrift Propane Meter #3. Expressed as a formula: Pumping and Blending Fee = $______ X ((CCPL Propane Meter #2 volume + Ella-Seadrift Propane Meter #3 volume) x 1.1). The ______ per Barrel charge on which the Pumping and Blending Fee is calculated may, by written notice, be adjusted either upward or downward annually after Calendar Year 2000 by an amount no greater than the amount by which the Gross Domestic Product Implicit Price Deflator, as published by the Department of Commerce, Bureau of Economic Analysis for the prior Calendar Year exceeds the Gross Domestic Product Implicit Price Deflator for 2000.

6.7     Pumping  and Blending Deficiency Fee     Pursuant to Section 4.2, POC is
        ------------------------------------
obligated to deliver to Exxon for pumping and blending the Pumping and Blending Minimum Volume. If POC fails to deliver to Exxon the Pumping and Blending Minimum Volume of POC Propane for any period designated in Section 4.2, POC shall pay to Exxon in a lump sum at the end of the Calendar Year in which the designated period ends, a deficiency fee (the "PUMPING AND BLENDING DEFICIENCY FEE") calculated as follows: the deficit volume shall be determined by calculating the positive difference between (a) the Pumping and Blending Minimum Volume for the designated period, and (b) the sum of the volume of POC Propane recorded on CCPL Propane Meter #2 and Ella-Seadrift Propane Meter #3 (expressed in Barrels) during the applicable period (plus any applicable volume credits pursuant to Section 4.6(b)), which deficit volume amount shall be multiplied by a factor of 1.1. Such product shall then be multiplied by the cents per Barrel charge used in calculating the Pumping and Blending Fee in effect at the applicable time. If at any time during an applicable period, Exxon determines, in Exxon's sole opinion based on actual monthly delivery volumes, that POC will be unable to meet its Pumping and Blending Minimum Volume and, as a result, will exceed Exxon's approved credit limits, then Exxon shall have the right to require POC to make weekly deficiency payments to stay within Exxon's approved credit limits. At the end of each Calendar Year, an adjustment will be made to reflect the actual Pumping and Blending Deficiency Fee, as appropriate.

6.8     Delivery Deficiency Fee     Pursuant to Section 4.5, POC is obligated to
        -----------------------
deliver for transport on the CCPL the Minimum Delivery Volume. If POC fails to deliver for transport on the CCPL its Minimum Delivery Volume of POC Propane for any period designated in Section 4.5, POC shall pay to Exxon in a lump sum at the end of the Calendar Year in which the designated period ends, a deficiency fee (the "DELIVERY DEFICIENCY FEE") calculated as follows: the deficit volume shall be determined by calculating positive difference between (a) the Minimum Delivery Volume for the designated period and (b) the volume recorded on CCPL Propane Meter #2 (expressed in Barrels) during the applicable period (plus any applicable volume credits pursuant to Section 4.6(a)); such amount shall be multiplied by the cents per Barrel charge used in calculating the Pipeline Delivery Fee. If at any time during an applicable period, Exxon determines, in Exxon's sole opinion based on actual monthly delivery volumes, that POC will be unable to meet its Minimum Delivery Volume and, as a result, will exceed Exxon's approved credit limits, then Exxon shall have the right to require POC to make weekly deficiency payments to stay within Exxon's approved credit limits. At the end of each Calendar Year, an adjustment will be made to reflect the actual Delivery Deficiency Fee, as appropriate.

6.9     Purchase  Deficiency  Fee
        -------------------------

     (a)     Calculation     Pursuant  to  Section  5.2,  POC  is  obligated  to
             -----------
purchase and receive, or pay for, if available for delivery to POC at the Delivery Point or the Alternate Delivery Point(s), as applicable, but not taken, the Minimum Purchase Volume. If for any reason POC fails to purchase and receive, if available for delivery to POC, the Minimum Purchase Volume required for each Delivery Month, then, POC shall pay to Exxon at the end of each Delivery Month a deficiency fee (the "PURCHASE DEFICIENCY FEE") calculated as follows: the deficit volume shall be determined by calculating the positive difference between (a) the Minimum Purchase Volume for the Delivery Month, and
(b) the sum of the volume of Exxon Equity Product (expressed in Barrels) actually received by POC at the Delivery Point (as measured at Plant Propane Meter #1 and Plant Butane Meter #4) and the volume of Exxon Equity Propane (expressed in Barrels) actually received by POC at the Alternate Delivery Point(s) (as measured at Ella-Seadrift Propane Meter #5 and Dean Propane Meter #6) during the Delivery Month. Such deficit volume amount shall be multiplied by the Product Price (including any applicable discount or premium).

(b)     Alternate  Disposition  Costs     Notwithstanding  the  preceding
        -----------------------------
calculation,  if  Exxon  sells or otherwise disposes of the Exxon Equity Propane
        --
and Exxon Equity Butane which would have been included as part of the deficit volume, then the Purchase Deficiency Fee shall be calculated as follows: the deficit volume shall be determined as set forth in Section 6.9(a); such deficit volume shall be multiplied by an amount equal to the positive difference, if any, between the Product Price and the actual amount received by Exxon for the sale of the Exxon Equity Propane and Exxon Equity Butane. In addition, POC shall reimburse Exxon all costs of such disposition, including without limitation, the cost of transporting the Exxon Equity Propane and Butane to an equivalent market. Exxon will use good faith efforts to minimize such alternate disposition costs.

Example:
During a given Delivery Month, Exxon produces _________________ Barrels (_____b) of Exxon Equity Product, but POC receives only _______________ Barrels (____b). As a result of POC's failure to accept delivery of the Exxon Equity Product, Exxon transports ________________Barrels (____b) of Exxon Equity Propane and Exxon Equity Butane to Corpus Christi at a cost of ______ ($____) per Gallon and sells the Exxon Equity Propane and Exxon Equity Butane at _____ ($____) per Gallon below the Product Price. POC would be required to pay Exxon a Purchase Deficiency Fee in the amount of _________________ ($_________), calculated as follows: (_______ Barrels x 42 (to convert to Gallons) x $____ (sum of disposition cost and price difference) = $_________

                                    ARTICLE 7
                           Billing, Payment and Audit
                           --------------------------

7.1     Billing and Payment     Exxon shall render to POC the invoices set forth
        -------------------
in this Section 7.1. The supporting data and calculations, including all relevant analysis, computations, tickets and measurement data used by Exxon in computing the amounts set forth in the invoices shall be submitted with each invoice.

     (a)     Weekly  Invoices     At  the  end  of each Delivery Week during the
             ----------------
Term, Exxon shall render to POC an invoice covering (i) the provisional Product Price for Exxon Equity Propane and Exxon Equity Butane delivered during the Delivery Week; (ii) the Pumping and Blending Fee for the Delivery Week, (iii) the Pipeline Delivery Fee for the Delivery Week; (iii) the Pumping and Blending

Deficiency Fee, if Exxon has elected to invoice weekly pursuant to Section 6.7; and (iv) the Delivery Deficiency Fee, if Exxon has elected to invoice weekly pursuant to Section 6.8.

(b)     Monthly  Invoices     At  the  beginning  of  each Delivery Month, Exxon
        -----------------
shall render to POC an invoice covering (i) any applicable adjustments to the Product Price for the preceding Delivery Month calculated in accordance with
Section 6.2(d); (ii) any applicable Purchase Deficiency Fee, (iii) any remaining charges for the Pumping and Blending Deficiency Fee; and (iv) any remaining charges for the Delivery Deficiency Fee.

     (c)     Annual Invoices     If Exxon has not elected to invoice the Pumping
             ---------------
and Blending Deficiency Fee or the Delivery Deficiency Fee on a weekly basis, or if an adjustment of either such fee is appropriate, Exxon shall render to POC at the end of each Calendar Year an invoice covering the Pumping and Blending Deficiency Fee, or the Delivery Deficiency Fee, or the adjustments, as appropriate.

If payment is made pursuant to a documentary letter of credit, invoices shall be sent to the issuing bank in accordance with the terms of such letter of credit. Otherwise, invoices and supporting data shall be sent to the following address:

                    PENN  OCTANE  CORPORATION
                    12118  South  Bloomfield
                    Santa  Fe  Springs,  CA  90670

If payment is made pursuant to a documentary letter of credit, Exxon shall make draws in accordance with the terms of such letter of credit. Otherwise, POC shall pay each invoice in full within twelve (12) Days from receipt of such invoice and supporting data POC by wire transfer to Exxon at:

                    Citibank,  N.A.,  New  York,  NY
                    ABA  0210-0008-9
                    For  credit  to  Exxon  Co.  U.S.A.
                    Account  No.  00034219

If the payment due date falls on a Sunday or Monday banking holiday, payment will be due on the next succeeding Business Day. If the payment due date falls on a Saturday or bank holiday other than a Monday, payment will be due on the first preceding Business Day.

7.2     Audit     Each  Party and its duly authorized representatives shall have
        -----
the right to witness custody transfer measurement procedures in accordance with Exhibit "B". In addition, each Party and its duly authorized representatives shall have access to the accounting and measurement records and any other documents maintained by the other Party or any of its Affiliates, subcontractors or agents which are necessary to verify the accuracy of any billing or transaction under this Agreement. Each Party shall have the right to audit, at its own expense, such records at any reasonable time or times within twenty-four
(24) months after the end of each Calendar Year during which the transaction in question occurred. Each Party shall preserve and shall cause all Affiliates, subcontractors and agents to preserve all of the above referenced records and documents for the same period specified above. Any costs (including but not limited to, employee time, office space/overhead, photocopying, pulling records, etc.) incurred by the audited Party during the audit shall be borne by the audited Party. For purposes of auditing the margins associated with the Mt. Belvieu Price Differential in Section 6.4, POC shall cause its Affiliate, Penn Octane Mexico, to comply with the terms of this Section 7.2.

                                    ARTICLE 8
                         Representations and Warranties
                         ------------------------------

As a material inducement to entering into this Agreement, POC, with respect to itself and its Affiliates, as applicable, hereby represents and warrants to Exxon as of the Effective Date as follows:

     (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement;

     (b) it (or its Affiliate, Penn Octane Mexico) has all regulatory authorizations, permits and licenses necessary for it to legally perform its obligations under this Agreement;

     (c) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its governing documents or any contract to which it is a party or any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination applicable to it;

     (d) there are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it, or to its knowledge threatened against it;

     (e) there are no suits, proceedings, judgments, rulings or orders by or before any court or any governmental authority that materially adversely affect its ability to perform this Agreement; and

     (f) it (or its Affiliate, Penn Octane Mexico) has obtained written purchase commitments to purchase the Minimum Purchase Volume required to be purchased by POC under Section 5.2 either (i) from Pemex for a minimum of twelve (12) months from the Effective Date, or (ii) from an LPG reseller or a group of LPG resellers in Northeast Mexico for a minimum of five (5) years from the Effective Date.

                                    ARTICLE 9
                       Credit and Financial Responsibility
                       -----------------------------------

9.1     Credit  Provisions     POC  shall provide to Exxon a letter of credit in
        ------------------
accordance with the requirements set forth in Exhibit "D" to cover all of POC's payment obligations set forth in Article 6 of this Agreement.

9.2     Financial  Responsibility     If,  during  the  Term,  the  financial
        -------------------------
responsibility of POC becomes impaired or unsatisfactory to Exxon, advance cash payment or satisfactory security reasonably acceptable to Exxon shall be given upon demand; and performance under this Agreement may be withheld until such payment or security is received. If this Agreement is assigned during the Term, the assignor will be required to provide sufficient financial information for determination of financial responsibility of the assignee.

9.3     Setoff     For  the  purpose of this Section 9.3 only, the terms "Exxon"
        ------
and "POC" shall each include their respective subsidiaries and Affiliates. Exxon may setoff any amount owed to Exxon by POC against any amount owed to POC by Exxon, whether under this Agreement or any other agreement or arrangement between or among any of them. If any amount owed is unliquidated or unascertainable, Exxon may setoff an amount estimated by it in good faith to be the amount owed.

                                   ARTICLE 10
                                      Taxes
                                      -----

Exxon shall pay and/or be responsible for all taxes levied or assessed upon the production, severance and processing of the gas from which the Exxon Equity Product delivered to POC is extracted and upon the transportation or storage of the Exxon Equity Product and any other taxes payable on or with respect to the Exxon Equity Product prior to its delivery to POC. POC shall pay and/or be responsible for payment of all taxes that may be levied or assessed upon the purchase, transportation, storage or use of the POC Propane or the Mix and any other taxes payable on or with respect to the Mix after POC takes delivery at the Delivery Point or the Alternate Delivery Point(s).


                                   ARTICLE 11
                              Default and Remedies
                              --------------------

11.1     Event  of  Default     An  "Event  of Default" means, with respect to a
         ------------------
Party alleged to have taken or failed to have taken any of the actions set forth below in this Section 11.1 (the "DEFAULTING PARTY"):

     (a) the failure by POC to make, when due, any payment required under this Agreement if such failure is not remedied within fifteen
             (15) Business Days after  written  notice  from  Exxon;  or

     (b) any representation or warranty made by the Defaulting Party in this Agreement proves to have been false or misleading in any material respect when made or ceases to remain true during the Term; or

     (c) the failure by the Defaulting Party to perform any covenant set forth in this Agreement, and such failure is not excused by force majeure or cured within fifteen (15) Business Days after written notice thereof to the Defaulting Party; or

     (d)     the  Defaulting  Party:

            (i) makes an assignment or any general arrangement for the benefit of creditors (other than a collateral assignment of this Agreement by POC as security);

           (ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or has such petition filed against it and such petition is not withdrawn or dismissed for thirty (30) days after such filing;

          (iii)     otherwise becomes bankrupt or insolvent (however evidenced);
                    or

           (iv)     is  unable  to  pay  its  debts  as  they  fall  due;  or

     (e) the failure of POC to maintain the letter of credit required pursuant to Section 9.1.

11.2     Remedies  Upon  an  Event  of  Default          If  an Event of Default
         --------------------------------------
occurs under this Agreement with respect to a Defaulting Party, the other Party ("NON-DEFAULTING PARTY") may terminate this Agreement by giving the Defaulting Party written notice of termination. Upon the occurrence of any Event of Default listed in Section 11.1(d) as it may apply to any Party, this Agreement shall automatically terminate, without notice, and without any other action by either Party. In addition to the Non-Defaulting Party's right to terminate, the Non-Defaulting Party may exercise any remedy available at law or in equity, or both, against the Defaulting Party, subject, however, to the limitations set forth in Section 14.2. The Parties acknowledge that it is their intent that payment of the Delivery Deficiency Fee, the Purchase Deficiency Fee, or the Pumping and Blending Deficiency Fee is not intended to be the exclusive remedy of Exxon for failure of POC to perform its POC Propane delivery obligations under Article 4 nor its Exxon Equity Product purchase obligations under Article 5.

11.3.     Payment  Upon  Termination     Upon  termination  of  this  Agreement
          --------------------------
pursuant to Section 11.2, each Party shall pay the other Party all amounts due under this Agreement, as applicable, up to the date of termination.

11.4     Attorney's  Fees     If  either  Party engages in legal proceedings for
         ----------------
the purposes of enforcing this Agreement or recovering damages due to the breach of this Agreement by the other Party, the enforcing Party shall be entitled to reimbursement by the other Party for costs, reasonable attorneys' fees and any other reasonable expenses incurred in connection with those legal proceedings.

                                   ARTICLE 12
                                 Force Majeure;
                                 --------------
                             Repair and Maintenance
                             ----------------------

12.1     Force  Majeure
         --------------

     (a)     Effect  of Force Majeure     If either Party is rendered unable, by
             ------------------------
reason of a force majeure event, to carry out, in whole or in part, its obligations under this Agreement, the Party claiming inability shall give notice to the other Party as soon as reasonably practical after the occurrence of that event. Such notice shall be confirmed promptly in writing giving full particulars, and effective upon the occurrence of the force majeure event, the obligations of such Party (other than any obligation to make a payment then due or becoming due under this Agreement with respect to performance prior to such event) shall, insofar as they are affected by the force majeure event, be suspended during the continuance of any inability so caused, but for no longer period; and such cause shall, as far as possible, be remedied with all reasonable diligence. Notice of termination of force majeure conditions shall be given in writing to the other Party.

     (b)     Definition     As  used in this Agreement, the term "force majeure"
             ----------
shall mean an event which is beyond the reasonable control of the Party claiming an event of force majeure which reasonably could not have been prevented by the exercise of due diligence, including, without limitation: acts of God, acts of the public enemy; wars; blockades; insurrections; strikes, lockouts, or industrial disputes or disturbances; riots; disorders; epidemics; landslides;
lightning; earthquakes; hurricanes or threats of hurricanes; fires; storms, floods, or washouts; arrests and restraints; civil disturbances; explosions, breakage or accident to machinery or lines of pipe located within the United States; freezing of wells or lines of pipe located within the United States; acts of governmental authority; embargoes; failure of pipelines or other carriers located within the United States to transport or furnish facilities for transportation; changes of rules and regulations with regard to transportation by common or jurisdictional carriers within the United States; failures, disruptions, or breakdowns of machinery or of facilities of production, manufacture, transportation, distribution and consumption located within the United States; the necessity for making repairs, maintenance, alterations, enlargements or connections to the Plant or any machinery, facilities or lines of pipe located within the United States. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the above requirement that any force majeure shall be remedied with all reasonable diligence shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is not advisable in the discretion of the Party having the difficulty. The term "force majeure" does not include (i) economic events, such as lack of funds or changes in market conditions or prices, nor (ii) any event which affects machinery, facilities or lines of pipe which are located outside of the United States.

12.2     Repair  and  Maintenance     If  the  need  to  affect  major  repairs,
         ------------------------
maintenance, or alteration work arising from the normal operation of the Plant or any other facility utilized in connection with performing either Party's obligations under this Agreement, whether or not as a result of force majeure, makes it necessary for either Party (or the designated operator of any such facility, as applicable) to shut down or seriously impede the operation of such facility on a temporary basis, such Party shall, when reasonably possible, so notify the other Party as soon as reasonably practicable, so that the other Party shall have the opportunity to minimize disruption to its operations. With respect to repairs, maintenance or alteration work to the Plant or any other facility located within the United States, the obligations of the Parties (other than any obligation to make a payment then due or becoming due under this Agreement with respect to performance prior to such event) shall, to the extent they are affected by the repairs, maintenance or alteration work, be suspended during the continuance of such repairs, maintenance or alteration work.

                                   ARTICLE 13
                                   Assignment
                                   ----------

This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Parties; provided, however, that neither Party shall assign this Agreement in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Either Party shall have the right to assign this Agreement to an Affiliate without the consent of the other Party. Any such assignment shall not relieve the assignor from any past or future obligations under this Agreement. Nothing in this Agreement shall in any way limit the right of Exxon to change or replace the operator of the Plant or to sell its interest in the Plant; provided, however, any such sale shall be expressly subject to this Agreement.

                                   ARTICLE 14
                       Indemnity; Limitation of Liability
                       ----------------------------------

14.1     Indemnity     As  between  the  Parties, Exxon shall be deemed to be in
         ---------
control and possession of the Mix deliverable hereunder and responsible for any damages or injuries caused thereby until the Mix is delivered to POC at the Delivery Point (or the Exxon Equity Propane is delivered at the Alternate Delivery Point(s), as applicable); and POC shall be deemed to be in control and possession of the Mix delivered hereunder and responsible for any damages or injuries caused thereby from and after the Mix is delivered to POC at the Delivery Point (or the Exxon Equity Propane is delivered at the Alternate Delivery Point(s), as applicable). POC shall indemnify, defend and hold Exxon harmless from and against all claims, suits, liability and expense on account of injury to or death of persons, harm to the environment, or damage to property caused by or resulting from negligence or acts of willful misconduct on the part of POC, its employees, agents or contractors in the performance of this Agreement except to the extent that such injury, death, harm or damage is caused by negligence or acts of willful misconduct on the part of Exxon, its employees, agents or contractors. Exxon shall indemnify and hold POC harmless from and against all claims, suits, liability and expense on the account of injury to or death of persons, harm to the environment, or damage to property caused by or resulting from negligence or acts of willful misconduct on the part of Exxon, its employees, agents or contractors in the performance of this Agreement except to the extent that such injury, death, harm or damage is caused by negligence or acts of willful misconduct on the part POC, its employees, agents or contractors. Where personal injury, death, harm to the environment, or loss or damage to property is the result of the joint acts or omissions of the Parties, the Parties expressly agree to indemnify each other in proportion to their respective share of such joint acts or omissions.

14.2     Limitation  of  Liability          NOTWITHSTANDING  ANYTHING  TO  THE
         -------------------------
CONTRARY ELSEWHERE IN THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 6.7, 6.8, AND 6.9, NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY FOR ANY EXEMPLARY, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES OR LOST PROFITS WHICH IN ANY WAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF.

                                   ARTICLE 15
                                 Confidentiality
                                 ---------------

Each Party agrees not to disclose the terms of this Agreement to a third party (other than the Party's or its Affiliates' employees, lenders, counselors or accountants who have agreed to keep such terms confidential) except in order to comply with any applicable law, order, regulation or exchange rule; provided, each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation. This Article 15 shall survive the termination of this Agreement for a period of two (2) years.

                                   ARTICLE 16
                      Use Of Trademark; Publicity Releases
                      ------------------------------------

POC shall not, without the prior written consent of Exxon, (a) use the name or any trade name or registered trademark of Exxon Corporation or any of its divisions or Affiliates in any advertising or communications to the public in any format; or (b) make publicity releases or announcements regarding this Agreement, or any activities related to this Agreement. As to publicity releases or announcements, Exxon's consent shall not be unreasonably withheld. POC has advised Exxon that regulatory requirements for financial disclosure from the SEC or other regulatory agencies may exist, and Exxon agrees to take into account such requirements in determining its consent in a timely fashion.

                                   ARTICLE 17
                                     Notices
                                     -------

17.1     Notices     Notices  required  or  permitted  to  be  given  under this
         -------
Agreement shall be in writing and deemed to be properly given if (a) delivered in person, (b) deposited in the United States mail, certified or registered, return receipt requested with postage prepaid, or (c) delivered by private, prepaid courier with record of receipt and addressed to the appropriate Party at the addresses set forth below:

     EXXON                                 POC
     -----                                 ---
     Exxon  Company,  U.S.A.               Penn  Octane  Corporation
     P. O.  Box  2180                      900  Veterans  Blvd.,  Suite  240
     Houston,  Texas    77252              Redwood  City,  CA    94063
     Attn:  NGL  Business                  Attn:  Jerry  Richter
            Development  Coordinator
     Phone: 713-656-4064                   Phone: 650-368-1501
     Fax:   713-656-6210                   Fax:   650-368-1505

17.2.     Receipt  of  Notices     Notice delivered in person shall be effective
          --------------------
upon receipt. Notice by certified or registered mail or courier shall be deemed to have been received upon signature of the receiving Party. A Party may change its address by providing notice of same in accordance with this Article 17.

                                   ARTICLE 18
                         Business Standards; Accuracy Of
                         -------------------------------
                          Records; and Legal Compliance
                          -----------------------------

18.1     Compliance  With  Laws  and  Regulations     Each  Party  shall  be
         ----------------------------------------
responsible  and  liable for and agrees to indemnify and hold harmless the other
         -
Party against all costs, expenses, losses, claims, damages, assessments (including without limitation professional fees, penalties, and interest), causes of action, judgements, fines, settlements, penalties and liabilities (joint and several), without regard to amount, arising out of, caused by, or resulting from the indemnifying Party's failure to comply with all applicable federal, state, and local laws, ordinances, orders, rules and regulations.

18.2     Exporter  of Record     POC, or its Affiliate Penn Octane Mexico, shall
         -------------------
be the exporter of record for pipeline or other deliveries into Mexico of Mix purchased under this Agreement and agrees to fulfill all requirements applicable to the exporter of record, including but not limited to those of the United States or Mexico customs and shall pay any applicable export duty or any other applicable fees and fines, penalties or costs.

18.3     Business  Practices      Each  Party agrees (a) to comply with all laws
         -------------------
and lawful regulations applicable to any activities carried out in the name of or on behalf of the other Party under the provisions of this Agreement and/or amendments to it; (b) that all financial settlements, billings and reports rendered to the other Party as provided for in this Agreement and/or any amendments to it will, to the best of its knowledge and belief, reflect properly the facts about all activities and transactions related to this Agreement, which data may be relied upon as being complete and accurate in any further recording and reporting made by such other Party for whatever purpose; and (c) to notify the other Party promptly upon discovery of any instance where the notifying Party fails to comply with provision (a) above, or where the notifying Party has reason to believe data covered by (b) above is no longer accurate and complete.

18.4     Business  Standards     Each Party, in performing its obligations under
         -------------------
this Agreement shall establish and maintain appropriate business standards, procedures, and controls including those necessary to avoid any real or apparent impropriety or adverse impact on the interests of the other Party or its Affiliates. Each Party shall exercise all reasonable care and diligence to prevent any actions or conditions which could result in a conflict with the other Party's best interests. This obligation shall apply to the activities of employees, agents and subcontractors of such Party and its Affiliates in relations with the employees of the other Party and their families, or third parties arising from this Agreement. Such efforts include, but are not limited to, establishing precautions to prevent either party or its subcontractors from making, receiving, providing, or offering any substantial gifts, extravagant entertainment, payments, loans or other considerations.

                                   ARTICLE 19
                                   Arbitration
                                   -----------

If arbitration is invoked to determine the pricing mechanism to be used in calculating an index price under Section 6.2(e) or to determine the Product
Price redetermination under Section 6.3, the arbitration will be conducted as follows. Prior to submission of the matter to arbitration, each Party shall submit in writing to the other Party its final offer as to the issue in dispute:

     (a) The question in dispute will be determined through binding arbitration before one (1) arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as modified by this Agreement. The arbitration shall take place in Houston, Texas and shall follow the expedited procedures set forth in the rules provided that such procedures shall be completed within ninety (90) days from the date arbitration is invoked.

     (b) A single arbitrator shall be appointed by mutual consent of both Parties. If the Parties, however, cannot reach agreement on an arbitrator within fifteen (15) days of submission of notice of arbitration, then the Parties shall request AAA to select the arbitrator by administrative appointment. The arbitrator shall be an individual who is not and never has been an officer, director, or employee of either Party nor an employee of either Party's competitors in the gas industry, and who is qualified by education, knowledge, training, and experience to decide upon the particular question in dispute. Consultants, contractors and expert witnesses previously used by either Party shall not be used as an arbitrator without the consent of both Parties.

     (c) The Federal Arbitration Act shall apply to the arbitration and the arbitrator shall apply the substantive law of the State of Texas to the merits of the case. The arbitrator shall not resort to any conflict of law rule that would call for the application of the law of another jurisdiction,

(d) Each Party may submit evidentiary documents to the arbitrator in support of its position. The arbitrator may request, but neither Party shall be compelled to provide, any further evidentiary documents or information from the Parties. However, the arbitrator may ask questions of the Party submitting documents as they relate to the matter in dispute.

     (e) Each Party shall bear one half of the fees and expenses associated with the arbitration. The arbitrator's decision is limited to selecting one or the other of the final written offers submitted by the Parties. No other pricing mechanism or redetermined price, as applicable, may or will be adopted by the arbitrator. However, the Parties may mutually agree to a pricing mechanism or redetermined price, as applicable, at any time prior to the conclusion of the arbitration. Once the arbitration award is made, however, the decision of the arbitrator made in writing shall be final and binding on both the Parties, and the Parties will abide by and comply with such decision. The decision shall be enforceable in a court of competent jurisdiction which shall, if necessary, enter judgment on such award or decision. Neither Party may contest, attack or appeal the arbitration award or decision to any court or administrative agency.

                                   ARTICLE 20
                                  Miscellaneous
                                  -------------

20.1     Conflict     In  the  event  of  a  conflict  between  the  terms  and
         --------
provisions of this Agreement and any exhibit attached hereto, the terms and provisions of the Agreement shall control. In the event of a conflict between the language of a provision and either an example or a formulaic description, the language of the provision shall control.

20.2     Entirety     This Agreement and the Exhibits attached hereto constitute
         --------
the entire agreement between the Parties. There are no prior or contemporaneous agreements or representations affecting the same subject matter other than those herein expressed. No amendment, modification or change herein shall be enforceable unless reduced to writing and executed by both Parties.

20.3     Law Governing Agreement     This Agreement and the rights and duties of
         -----------------------
the Parties shall be governed by and construed, enforced and performed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws or choice of law rules. Notwithstanding anything to the contrary, this Agreement shall not be interpreted or applied so as to require either party to do or refrain from doing, anything which would constitute a violation of any laws or regulations.

20.4     Non-Waiver     No waiver by either Party of any one or more breaches or
         ----------
defaults by the other Party in the performance of any of the covenants or conditions of this Agreement shall be construed as a waiver of any succeeding default or defaults whether of a like kind or different nature.

20.5     Severability     In case any one or more of the provisions contained in
         ------------
this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalid, illegal or unenforceable provision or provisions shall be fully severable and shall not affect any other provision of this Agreement; and this Agreement shall be construed and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

20.6.     Headings; Exhibits     The headings used for the sections and articles
          ------------------
in this Agreement are for convenience and reference purposes only and will in no way affect the meaning or interpretation of the provisions of this Agreement. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part of this Agreement for all purposes.

20.7     Survival     All  indemnity  and  audit  rights  shall  survive  the
         --------
termination of this Agreement. All obligations provided in this Agreement shall remain in effect for the purpose of complying herewith.

20.8     No  Third  Party  Beneficiaries          Nothing in this Agreement will
         -------------------------------
provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

20.9     Status  of  the  Parties     Nothing  in  this  Agreement,  nor  in the
         ------------------------
relationship between Exxon and POC and any Affiliate of either Exxon or POC, is intended to create nor shall be deemed to constitute a partnership or joint venture or any other similar relationship.

20.10     Counterparts     This  Agreement  shall  be  executed  in  duplicate
          ------------
originals, with one original to be retained by POC and one original retained by Exxon. This Agreement may be executed in several counterparts, each of which shall be an original and all of which constitute one and the same instrument.

20.11     Time  of  the Essence     Time is of the essence for all provisions of
          ---------------------
this  Agreement.

20.12     Construction  of  Agreement     Both  Parties  have contributed to the
          ---------------------------
drafting of this Agreement. Any ambiguities or uncertainties in the wording shall not be construed for or against either Party.


IN WITNESS WHEREOF, the Parties, by their respective duly authorized representatives, have executed this Agreement effective as of the Effective Date. This Agreement shall not become effective as to either Party unless and until executed by both Parties.


PENN  OCTANE  CORPORATION                EXXON  COMPANY,  U.S.A.
a  Delaware  corporation                 (a  division  of  Exxon  Corporation)

By:  __________________________          By:  ___________________________

Title:  _______________________          Title:  ________________________

Date  Signed:  ________________          Date  Signed  __________________


SCHEDULE  OF  EXHIBITS:
----------------------
Exhibit  "A"     Specifications
Exhibit  "B"     Measurement  and  Sampling
Exhibit  "C"     Diagram  of  Meters
Exhibit  "D"     Letter  of  Credit  Requirements

                                            EXHIBIT "A"
                              TO PURCHASE, SALE AND SERVICE AGREEMENT
                                       FOR PROPANE/BUTANE MIX
                                        KING RANCH GAS PLANT

                                       PRODUCT SPECIFICATIONS

     ITEM                                        LIMIT                      METHOD
------------------------------------------------------------------------------------
                                  PROPANE        BUTANE     MIX(3)
                                  -------        ------     ------
Composition:  %LV
-----------------
  Propane - Min                     95             N.A.      ___          ASTM D2163

  Butane   - Min                    N.A.            95       ___1 & 2)    ASTM D2163

  Butane & heavier - max              3             --        --          ASTM D2163

  Pentane & heavier - max            --              5         5          ASTM D2163

  CO2                               0.1            0.1       0.1          ASTM D2163

  Ethane - max                      < 2            N.A.      N.A.         ASTM D2163

  Methane - max              1.5 % of ethane       N.A.      N.A.         ASTM D2163

Corrosion - copper strip - max      No.1           No.1     No.1          ASTM D1838

Total Sulfur - ppmw - max            123            140      140          ASTM D2784-89

Free water/moisture content         none           none     none

Vapor pressure @ 100 F - psia        208             70      185          ASTM D1267-89


Notes: 1   The maximum butane in the MIX may be revised as a result of a change  in  specifications issued  by  a  regulatory  agency  of  the  Mexican  Government
       2.  Exxon may exceed ____ (___) volume % butane in the MIX with prior written consent of POC.
       3.  POC  will  be  responsible  for  monitoring  and correcting spec problems from off spec propane  delivered  to  the  Plant  from  CCPL.

                                   EXHIBIT "B"
                     TO PURCHASE, SALE AND SERVICE AGREEMENT
                             FOR PROPANE/BUTANE MIX
                              KING RANCH GAS PLANT

                    NATURAL GAS LIQUID MEASUREMENT PROCEDURES
                         SECTION I - METERING EQUIPMENT

Products  delivered  or  received  per  this Agreement shall be measured by MASS
MEASUREMENT  PROCEDURES  using  a  turbine  meter.

Each measuring station shall be equipped with: a flow computer capable of totalizing gross volume, net volume and mass; pressure and temperature transmitters; and a densitometer that measures density at flowing conditions in gm/cc. Exxon monitors compliance of Exxon produced/delivered propane and butane using on-line chromatographs.

The measuring station shall be installed in such a manner that a minimum back-pressure of 50 psig above the product vapor pressure at maximum operating temperature is maintained at all times. Measurement accuracy shall not be impeded by the effects of pulsation created by pumps or other sources.

All equipment employed in metering and sampling shall be approved as to the type, materials of` construction, method of installation, and maintenance by all persons involved in the custody transfer of Products. Due consideration shall be given to the operating pressure, temperature, and characteristics of the product being measured.

TURBINE METERS shall be installed and operated in accordance with the API Manual
--------------                                                        ----------
of  Petroleum  Measurement  Standards,  Chapter 5, Sections 3 & 4.  Each turbine
-------------------------------------
meter shall be proved by a ball or piston-type prover in accordance with the API
                                                                             ---
Manual  of  Petroleum  Measurement  Standards,  Chapter  4.
---------------------------------------------

DENSITOMETERS shall be installed and proved in accordance with the API Manual of
-------------                                                      -------------
Petroleum  Measurement  Standards,  Chapter  14,  Section  6.  Proving  is to be
---------------------------------
accomplished by entrapping a sample of the flowing stream at system conditions in a high-pressure vessel known as a pycnometer.

FLOW  COMPUTERS  shall  be  installed  capable  of  accepting turbine pulses and
---------------
signals from the pressure, temperature, and density densitometer transmitters. The computer shall convert, as required, and totalize these signals into gross volume, mass, and net volume. For net volume determinations, the computer shall utilize the latest ASTM, API, and GPA tables for temperature, pressure and specific gravity correction that are applicable to the product being measured.

COMPOSITE  SAMPLING  SYSTEM,  if  used,  shall  be  operated  to  collect
---------------------------
flow-proportional samples only when there is flow through the meter. These samples shall be accumulated in and removed from single-piston cylinders with mixing capability.

Meters, instruments, and check meters shall be calibrated at least once each Month. Sufficient notice shall be given to all parties to permit a representative of each to be present.

Reference to any API, GPA, ASTM, GPA, or similar publication shall be deemed to encompass the latest edition, revision, or amendments thereof.

               SECTION II - ACCOUNTING AND MEASUREMENT PROCEDURES

I.     GENERAL

     A. Exxon shall operate and maintain custody/transfer measurement facilities at the King Ranch Gas Plant for measurement of Products hereunder.

     B. Persons involved in the custody transfer of Products shall exchange measurement data during the Month to facilitate detection and resolution of measurement problems in a timely manner.

     C. Persons involved in the custody transfer of Raw Make and Finished Products shall notify each other of modifications to their respective metering installations, maintain records of such changes, and make such records available to each other upon request.

II.     CUSTODY  TRANSFER  TICKETS

     A. For streams which are measured on a MASS basis, custody tickets will be furnished stating the total mass measured in pounds. The equivalent volume in Barrels of liquid Products computed at standard conditions will also be furnished. Custody transfer tickets for Products shall be generated on time basis per the Agreement for a Month.

III.     MEASUREMENT  BASIS

     MASS  MEASUREMENT

     Mass measurement procedures shall be employed on Products unless otherwise provided in this Agreement.

     Mass Measurement shall be accomplished utilizing a turbine meter, densitometer, and flow computer to convert gross volumetrically measured Barrels using density in gm/cc at flowing conditions to total pounds mass according to the following formula:

     (Gross Barrels)(Meter Factor)(Density at Operating Conditions in gm/cc)(350.506987)=Total pounds Mass 350.506987 is the conversion factor to convert gm/cc to lbs/barrel.

     Total pounds mass shall be converted to equivalent Gallons of each Product utilizing the calculation procedure outlined in GPA Standard 8173-83, and the Product weights in a vacuum in accordance to GPA Standard 2145-94. Component Gallons will be further reduced to Barrels.

IV.     PROVINGS  AND  TOLERANCES

     As flow passes through the turbine meter blades, this causes the blades to turn. As each blade edge passes through the magnetic field of the pick-up coil, a pulse is generated. The pulses then are converted to a square wave frequency by the electronic module mounted on the turbine meter. This frequency signal is then sent to the flow computer to establish flow rates. Once the signal is showing flow, there are two ways to show correct gross barrel flow. Pulse per barrel and a meter correction factor are used to do this. After a meter is proved, one can choose to adjust the factory set pulses per barrel which will then be referred to as a "K" Factor. If that choice is made, then meter correction factor remains at 1.0000. If the adjustment is made at the meter correction factor, then the pulses per barrel will remain set at standard pulses per barrel for that particular meter.

     The densitometer factor is entered into the flow computer to correct flowing density in gm/cc as determined by results of a pychometer test. The pycnometer shall be installed so that flow through the vessel will assure proper purging thus allowing temperature and pressure equalization with the densitometer being proved. Maximum allowable temperature differential between the contents in the pycnometer and the densitometer shall be no greater than +/-
1.0 F. The pressure shall be equal to that of the densitometer at time of removal.

A.     GENERAL

          1. Meter provings, calibration of instruments, and maintenance of measurement equipment will normally be performed by Operator personnel, but these functions may be delegated to responsible third-party contractors under the direction of an Operator representative.

          2. At least twenty-four notice shall be given to all Persons involved in the custody transfer of Products to permit a representative of each to be present at meter provings and instrument calibrations.

          3. Persons involved in the custody transfer of Products shall cooperate to ensure that calibration/provings are scheduled and performed to allow lockout of the flow computer, not to exceed one hour for each computer, to avoid metering discrepancies during proving.

          4. A Person's witness signature does not constitute the approval of the use of out-of-tolerance equipment, but said signature does attest to the validity of the proving report.

     B.     PROVING  INTERVALS

          Each meter shall be proven when initially placed into service. Subsequent provings shall be made on a monthly basis. The meter shall be proven immediately after any meter maintenance is performed.

     C.     METER  FACTOR

          1. The average of five (5) consecutive prover runs shall be taken to establish an initial or new meter factor, provided that the five (5) proving runs are within 0.0005 of each other and the meter factor is within 0.0025 of the previous meter factor under like operating conditions.

          2. If the new meter factor deviates less than 0.0025 from the previous meter factor, the effective date for accounting with the new factor will be the date of the proving and the new meter factor will remain effective until the next proving. A custody transfer ticket should be written.

          3. If the new meter factor deviates from the previous meter factor under like operating conditions by more than plus or minus 0.0025, then one half (1/2) of the volume measured since the previous proving shall be corrected using the new meter factor. If the time of malfunction can be determined by historical data, then the volume measured since that point in time shall be corrected using the new meter factor. The new meter factor shall not be used to correct volumes measured more than 31 days prior to the new proving.

          4. No work shall be performed on the measuring element of a turbine meter without first proving the meter. If any work is performed, a new meter factor shall be established.

          5.     If the new meter factor deviates more than 0.0025 but less than
0.0050 from the previous meter factor, the field representatives Persons involved in the custody transfer of Products shall determine the corrective action to be taken.

          6. If the new meter factor deviates 0.0050 or more, the element shall be removed and inspected. If there is build-up on the internals, then the element shall be cleaned and the meter reproved. If excessive wear is found, then the element shall be repaired or replaced and the meter reproved to establish a new initial meter factor.

          7. The measurement technician shall record all required corrections to measured volumes and shall describe the findings, method of repair, and calculations used in making the correction on the meter proving report. A correction ticket for the amount of the correction shall be issued.


     D.     DENSITY  FACTOR

          The proving intervals, repairs, and methods of correction are the same as outlined in paragraph B and paragraph C.2 to C.6. A single pycnometer proving is sufficient.

V.     CUSTODY  MEASUREMENT  STATION  FAILURE

     If a failure occurs on a custody measurement station or the station is out of service while product is being delivered, then the quantity shall be determined or estimated by one of the following methods in the order stated upon mutual agreement of the Persons involved in the custody transfer:

     1. By using data recorded by any check measuring equipment that was accurately registering; or

     2. By correcting the error if the percentage error can be ascertained by calibrations, tests, or mathematical calculations; or

     3. By comparison with deliveries made under similar conditions when the measurement station was registering accurately.

VI.  SAMPLING  PROCEDURES

     If used, flow proportional composite samples of Products shall be analyzed in accordance with GPS Standard 2177-89.

     A. If a malfunction of the sampling equipment occurs resulting in no sample being taken or in an unrepresentative sample being obtained, the following procedure shall be utilized in the order stated:

          1. The sample collected by an on-steam back-up sampling device that has extracted a sample in proportion to the volume delivered shall be used; or

          2.     An  average  of the composite samples taken over the last three
(3) Months of properly sampled deliveries or a daily grab sample shall be used for the time in question.

TECHNICAL  PUBLICATIONS

1. Manual of Petroleum Measurement Standards, American Petroleum Institute, Washington D. C., First Edition, July 1976:

     (a)     Chaper  1,  "Definitions"
     (b)     Chapter  4,  "Proving  System"
     (c)     Chapter  5.3,  "Turbine  Meters"
     (d) Chapter 5.4, "Instruments or Accessory Equipment of Liquid Hydrocarbon Metering Systems"
     (e) Chapter 9.2, "Pressure Hydrometer Test Method for Density or Relative Density"
     (f)     Chapter  12.2,  "Calculations  of  Petroleuym  Quantities"
     (g) Chapter 14.6, "Installation and Proving Density Meters Used to Measure Hydrocarbon Liquids with Densities between 0.3 and 0.7 gm/cc at 15.56 C (60 F) and Saturation Vapor Pressure"

2.     GPA  Standard  2140-84  "Liquefied  Petroleum Gas Specifications and Test
Methods"

3. GPA Standard 2145-94 "Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas"

4. GPA Standard 2174-83 "Method of Obtaining Hydrocarbon Fluid Samples Using a Floating Piston Cylinder"

5. GPA Standard 2177-89 "Method for the analysis of Demethanized Hydrocarbon Mistures Containing Nitrogen and Carbon Dioxide by Gas Chromatography"

6. GPA Standard 8173-83 "Method for Converting Natural Gas Liquids and Vapors to Equivalent Liquid Volumes"

7. GPA Standard 8182-82 "Tentative Standard for the Mass Measurement of Natural Gas Liquids"

References to any API, GPA, or ASTM publication shall be deemed to encompass the latest edition, revision or amendment, thereof.

                                   EXHIBIT "C"
                     TO PURCHASE, SALE AND SERVICE AGREEMENT
                             FOR PROPANE/BUTANE MIX
                              KING RANCH GAS PLANT

                     See attached Diagram of Meter Locations

                                   EXHIBIT "D"
                     TO PURCHASE, SALE AND SERVICE AGREEMENT
                             FOR PROPANE/BUTANE MIX
                              KING RANCH GAS PLANT

                          LETTER OF CREDIT REQUIREMENTS
                          -----------------------------

As required under Section 9.1, POC shall provide to Exxon a letter of credit ("LC") to cover all of POC's payment obligations set forth in Article 6 of this Agreement. The LC shall be issued in a format, for an amount, by a bank and for a time duration acceptable to Exxon. Credit balances shall be monitored by Exxon, and amendments to the LC may be required from time to time when it appears that the credit balances may exceed current security levels. Timely receipt by Exxon of acceptable security and amendments is a condition precedent to Exxon's performance under this Agreement throughout the Term.

LC  Determination     A  calculation  of  the  amount of the LC for any Calendar
-----------------
Month will be made on or before the fifth (5th) Business Day preceding such Calendar Month using projected volumes and prices as follows:

PRICE          Exxon will provide an estimate of the Propane Index Price and the
-----
Butane  Index  Price  for  the  Calendar  Month  to  be  covered  by  the  LC.

VOLUME          POC  will  provide projections for Exxon Equity Product receipts
------
at the Delivery Point, Exxon Equity Propane receipts at the Alternate Delivery Point(s) and POC Propane deliveries across CCPL Propane Meter #2 and Ella-Seadrift Propane Meter #3 for such Calendar Month. Exxon will provide
Exxon Equity Propane Plant production projections for delivery to POC across Plant Propane Meter #1 for such Calendar Month.

LC  CALCULATION          Exxon  will determine the amount of the LC requirements
---------------
for the Calendar Month to be issued by calculating the sum of the following items:

Item  1  -  Exxon  projected Exxon Equity Propane deliveries x estimated Propane
-------
Index  Price  (adjusted  for  discounts  and/or  premiums)

Item  2 - (POC projected POC Propane deliveries across CCPL Propane Meter #2 and
-------
Ella-Seadrift Propane Meter #3 plus Exxon projected Exxon Equity Propane deliveries) x 0.1 x estimated Butane Index Price (adjusted for discounts and/or premiums)

Item 3 - POC projected POC Propane deliveries across CCPL Propane Meter #2 x EPC
------
Tariff

Item  4 - (POC projected POC Propane deliveries across CCPL Propane Meter #2 and
-------
Ella-Seadrift  Propane  Meter  #3)  x  1.1  x  Blending  and  Pumping  Fee

Item  5  -  Projected  Delivery  Deficiency  Fee  based  on  Item  3 projections
-------

Item  6  -  Projected  Purchase Deficiency Fee based on POC projections of Exxon
-------
Equity Product receipts at the Delivery Point Exxon Equity Propane receipts at the Alternate Delivery Point(s)

          NOTE:   Items 5 and 6 will be adjusted for prior month's  credit.

Item  7  -  Projected  Pumping  &  Blending  Deficiency Fee based on Item 3
-------
projections.

Item  8 - Any alternate disposition costs projected to be incurred by Exxon
-------
pursuant  to  6.9.

Item  9  -  Any  residual  payment  obligations from the preceding Calendar
-------
Month.

Any balance remaining on the LC from the prior Calendar Month which remains undrawn shall be credited towards the amount of the LC for the succeeding Calendar Month.

Weekly  Update     Exxon  Treasurers Credit representative will calculate credit
--------------
exposure, based on actual activity and any adjustments to projections of volume or the Propane Index Price and Butane Index Price, and will communicate any required adjustments to the existing LC to POC either verbally or by facsimile. Exxon will have the right to restrict or interrupt Exxon Equity Product and Mix deliveries under this Agreement until an adequate LC is